EX-99.B(j)(A)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees of

Wells Fargo Funds Trust:

We consent to the use of our reports for the C&B Large Cap Value Fund, C&B Mid Cap Value Fund and C&B Tax-Managed Value Fund, three funds of Wells Fargo Funds Trust, dated December 16, 2004, incorporated herein by reference, and to the references to our firm under the headings, “Financial Highlights” in the prospectuses and “Independent Registered Public Accounting Firm” in the statement of additional information.

/s/ KPMG LLP

KPMG LLP

Philadelphia, Pennsylvania

March 1, 2005